EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $1.82 on Revenues of $147 Million

BENTONVILLE, Ark., Feb. 19, 2018 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the third quarter of fiscal year 2018.

Highlights of third quarter operating results:

  Net earnings of $13.4 million – $1.82 per diluted share ($0.60 per diluted share excluding the effect of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 and excluding a one-time retirement bonus paid to retiring CEO, Mr. Henderson during the quarter) vs. $.35 per diluted share for prior year quarter
  Revenues of $147 million compared to $139 million for the prior year quarter, current quarter includes a $1.5 million increase in interest income and same store revenue increase of 7.1%
  Retail unit sales increase of 5.1% to 11,420 from 10,866 for the prior year period with improved productivity at 27.2 retail units sold per store per month, up from 25.3 for the prior year period
  Average retail sales price increased $33 to $10,662 or 0.3% from the prior year quarter
  Gross profit margin percentage increased to 41.5% from 40.8% for the prior year quarter
  Collections as a percentage of average finance receivables increased slightly to 12.5% from 12.4% for the prior year quarter
  The weighted average contract term increased to 32.4 months from 31.9 from the prior year quarter and decreased slightly from 32.5 for the second quarter of fiscal 2018
  Net Charge-offs as a percentage of average finance receivables of 7.4%, down from 7.8% for prior year quarter
  Accounts over 30 days past due decreased to 4.1% from 4.7% at January 31, 2017
  Average percentage of finance receivables current was 80.4%, up from 79.5% at January 31, 2017
  Provision for credit losses of 29.5% of sales vs. 31.0% for prior year quarter
  Selling, general and administrative expenses at 20.2% of sales (19.4% excluding the one-time retirement bonus) vs. 18.7% for prior year quarter
  Active accounts base approximately 70,300, an increase of approximately 3,500 from April 30, 2017
  Debt to equity of 63.1% and debt to finance receivables of 29.8% (49.6% and 25.0% at 1/31/17)
  Strong cash flows supporting the $5.2 million increase in finance receivables, $6.8 million increase in inventory, $600,000 in net capital expenditures and $6.2 million in common stock repurchases (141,717 shares) with a $10.2 increase in total debt

Highlights of nine-month operating results:

  Net income of $26.3 million – $3.48 per diluted share ($2.30 per diluted share excluding the effect of the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 and excluding a one-time retirement bonus paid to retiring CEO, Mr. Henderson during the third quarter) vs. $1.83 per diluted share for prior year period
  Revenues of $443 million compared to $435 million for the prior year period with same store revenue increase of 3.3%
  Retail unit sales increase of 0.6% to 35,189 from 34,990 for the prior year period with improved productivity at 27.9 retail units sold per store per month, up from 27.2 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 21.2%, down from 21.8% for prior year period
  Provision for credit losses of 28.6% of sales vs. 28.8% of sales for prior year period
  Income tax benefit of $777,000 ($.10 per diluted share) related to share-based compensation pursuant to accounting standard ASU 2016-09, adopted in May 2017
  Strong cash flows supporting the $30.8 million increase in finance receivables, $8.0 million increase in inventory, $1.6 million in net capital expenditures and $26.3 million in common stock repurchases (651,490 shares) with a $30.2 million increase in total debt

“We are pleased with what we would consider a good, solid quarter. Fundamentals across the board were good and the business continues to move in the right direction. We are especially pleased with our sales volume productivity improvement of 7.5%, and at the same time the significant improvement with our down-payment percentage, which can be attributed to our continuing efforts to strengthen our inventory management processes and our lot level sales execution efforts,” said Jeff Williams, Chief Executive Officer. “We believe that we are further differentiating our offering from the competition by continuing to focus on buying quality cars at appropriate prices and then managing the entire inventory cycle at a much higher level. We will continue to push for improvements in this critical area. Collections were up for the quarter, net charge-offs were down, and we saw a significant reduction in the percentage of accounts over 30 days past due. Again, this does not happen by accident and is the direct result of the dedication, focus and hard work of our associates who are passionate about helping our customers succeed. We are in a tough business, but it’s a business with great purpose and our associates are up to the challenge. We are proud of where we are and excited about our future.”

“We continue to invest in our General Manager Recruitment, Training and Advancement program. Our plan is to support our top performing General Managers with opportunities to serve significantly more customers, which may include additional dealerships under their management. At the same time, we will continue to train and support our less experienced General Managers while recruiting talented, passionate people into the Company,” said Mr. Williams. “We currently have several newer, less seasoned General Managers, and we are excited to support them and watch them grow into top performers over time.”

“We did open two new dealerships during the quarter – one in Centerton, Arkansas and one in Bowling Green, Kentucky, which are being managed by top performing, tenured General Managers.  We are excited about these locations and the potential they represent.  We did also close two underperforming dealerships during the quarter, both were smaller locations with limited potential and we believe our capital will be better utilized in other areas,” commented Mr. Williams.

“Selling, general, and administrative ('SG&A') expenses as a percentage of sales increased for the quarter as we continue to build an infrastructure to support a growing business. Most recently, our investments have been heavily focused on General Manager Recruitment, Training and Advancement, and Collections Support as well as improvements with our sales and marketing efforts,” said Vickie Judy, Chief Financial Officer. “SG&A during the third quarter was up due to the payment of $1.1 million ($0.10 per diluted share) as a retirement bonus to our retiring CEO, Hank Henderson, along with increased bonus and commission accruals because of the increased net income. Several of our associates are compensated based on net income and the benefit of the lower tax rates will result in increased pay for these hard-working associates.  We were excited to see the increase in sales volume productivity, and we expect productivity will continue to improve as we move forward, which will allow us to leverage our expenses.”

“A decrease in provision for income taxes of $9.7 million was recorded primarily due to the enactment of the Tax Cuts and Jobs Act in December 2017. While the new federal statutory rate was not effective until January 1, 2018, we were required to revalue deferred taxes as of December 31, 2017 at the new federal statutory rate and adjust current net tax liabilities to a ‘blended’ base rate of 33% for fiscal 2018 as required by the Tax Act based on the number of days the new rates were in effect.  Based on currently enacted federal and state statutory income tax rates, we believe our long-term effective tax rate will decrease from approximately 37% in past years to approximately 24% in fiscal 2019 and future years,” explained Ms. Judy.

“We repurchased 141,717 shares of common stock (2.0%) during the quarter at an average price of approximately $43.80. Since February 2010 we have repurchased 5.5 million shares (47%) at an average price of approximately $33. We plan to continue to repurchase shares opportunistically as we move forward.  In the last nine months, we have added $31 million in receivables, repurchased $26 million of our common stock, funded $1.5 million in net capital expenditures, and increased inventory by $8 million to support higher sales levels with only a $30 million increase in debt. Our balance sheet is still very strong with debt to finance receivables ratio of 29.8% compared to 25% at this time last year,” added Ms. Judy. “Our cash-on-cash returns continue to be very strong, and we will endeavor to be the lowest cost operator in the industry while being mindful of the continuing infrastructure investment needs in the key areas of the business.”

Conference Call

Management will be holding a conference call on Tuesday, February 20, 2018 at 11:00 a.m. Eastern Time to discuss quarterly results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID # 6788638.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 140 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2018	Three Months Ended
	January 31,		vs.	January 31,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	11,420	10,866	5.1%
Average number of stores in operation	140	143	(2.1)
Average retail units sold per store per month	27.2	25.3	7.5
Average retail sales price	$10,662	$10,629	0.3
Same store revenue growth	7.1%	1.1%
Net charge-offs as a percent of average finance receivables	7.4%	7.8%
Collections as a percent of average finance receivables	12.5%	12.4%
Average percentage of finance receivables-current (excl. 1-2 day)	80.4%	79.5%
Average down-payment percentage	5.5%	4.3%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	4.1%	4.7%
Finance receivables, gross	$497,652	$475,354	4.7%

Operating Statement:
Revenues:
Sales	$128,166	$121,263	5.7%	100.0%	100.0%
Interest income	19,048	17,521	8.7	14.9	14.4
Total	147,214	138,784	6.1	114.9	114.4

Costs and expenses:
Cost of sales	74,951	71,836	4.3	58.5	59.2
Selling, general and administrative	25,945	22,654	14.5	20.2	18.7
Provision for credit losses	37,872	37,645	0.6	29.5	31.0
Interest expense	1,482	1,060	39.8	1.2	0.9
Depreciation and amortization	1,057	1,059	(0.2)	0.8	0.9
Loss on disposal of property and equipment	84	7	1,100.0	0.1	0.0
Total	141,391	134,261	5.3	110.3	110.7

Income before taxes	5,823	4,523		4.5	3.7

(Benefit) Provision for income taxes	(7,556)	1,687		(5.9)	1.4

Net income	$13,379	$2,836		10.4	2.3

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$13,369	$2,826

Earnings per share:
Basic	$1.88	$0.36
Diluted	$1.82	$0.35

Weighted average number of shares used in calculation:
Basic	7,106,715	7,893,737
Diluted	7,345,428	8,175,754

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Nine Months Ended		2018	Nine Months Ended
	January 31,		vs.	January 31,
	2018	2017	2017	2018	2017
Operating Data:
Retail units sold	35,189	34,990	0.6%
Average number of stores in operation	140	143	(2.1)
Average retail units sold per store per month	27.9	27.2	2.6
Average retail sales price	$10,487	$10,500	(0.1)
Same store revenue growth	3.3%	4.2%
Net charge-offs as a percent of average finance receivables	21.2%	21.8%
Collections as a percent of average finance receivables	37.2%	37.9%
Average percentage of finance receivables-current (excl. 1-2 day)	80.5%	80.0%
Average down-payment percentage	5.8%	5.3%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	4.1%	4.7%
Finance receivables, gross	$497,652	$475,354	4.7%

Operating Statement:
Revenues:
Sales	$386,867	$384,117	0.7%	100.0%	100.0%
Interest income	55,883	50,717	10.2	14.4	13.2
Total	442,750	434,834	1.8	114.4	113.2

Costs and expenses:
Cost of sales	225,780	225,346	0.2	58.4	58.7
Selling, general and administrative	73,537	68,476	7.4	19.0	17.8
Provision for credit losses	110,778	110,467	0.3	28.6	28.8
Interest expense	3,978	3,040	30.9	1.0	0.8
Depreciation and amortization	3,244	3,235	0.3	0.8	0.8
Loss on disposal of property and equipment	188	406	(53.7)	0.0	0.1
Total	417,505	410,970	1.6	107.9	107.0

Income before taxes	25,245	23,864		6.5	6.2

(Benefit) Provision for income taxes	(1,095)	8,901		(0.3)	2.3

Net income	$26,340	$14,963		6.8	3.9

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$26,310	$14,933

Earnings per share:
Basic	$3.59	$1.89
Diluted	$3.48	$1.83

Weighted average number of shares used in calculation:
Basic	7,336,687	7,891,908
Diluted	7,556,255	8,165,931

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	January 31,	April 30,	January 31,
	2018	2017	2017

Cash and cash equivalents	$534	$434	$254
Finance receivables, net	$380,384	$357,161	$363,536
Inventory	$38,094	$30,129	$32,303
Total assets	$455,848	$424,258	$434,651
Total debt	$148,172	$117,944	$118,785
Treasury stock	$188,319	$162,024	$149,710
Stockholders' equity	$234,856	$233,008	$239,318
Shares outstanding	7,056,179	7,608,471	7,921,954

Finance receivables:
Principal balance	$497,652	$466,854	$475,354
Deferred revenue - payment protection plan	(18,908)	(18,472)	(18,158)
Deferred revenue - service contract	(9,672)	(9,611)	(9,924)
Allowance for credit losses	(117,268)	(109,693)	(111,818)

Finance receivables, net of allowance and deferred revenue	$351,804	$329,078	$335,454

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Nine months
	ended January 31,
	2018	2017
Balance at beginning of period	$109,693	$102,485
Provision for credit losses	110,778	110,467
Charge-offs, net of collateral recovered	(103,203)	(101,134)
Balance at end of period	$117,268	$111,818

Contacts:   Jeffrey A. Williams, President and CEO or Vickie D. Judy, CFO at (479) 464-9944